Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-280990
September 29, 2025

NCIQ Nasdaa

’ U S 0 b 11110 n â

The S pans or has agreed to te mp or a r i 1y reduce \ Is Man a g em en t Fee to 0.2g+ per annum I Frau g h Dece mber 3 T . 2025. After Decem ber 3J. 2025 a 0.50ß Manage ment See wiT1 a ppTy. The Management See dampens ales the Sponsor for managing !he Trusi's bus'nes s and af fa'rs C ate via ted da'ly based Brokerage a nd c omm \ s s io n cost and othe r fees remai n a ppsieable. The ‹ssuer has f \ Ted a reg \ s bra Hon stake me n I (i nc lu‹Iin g a P ro s p e c bus www.hashde* etfs.com/NCTO/prospectus and a prospectus I h ere und e r. a co m pl e I e ‹ n v cs I m en I pro g ra m. T I is d e sign e d a n I y To r p e Isa n s w ho c an bea r I he e c on a m \ c r \ s k a f I h e w iI fl a u I I i m \ t a I \ a n. \ I s b u si n es s an d inve s I m e n I aby ec I we s. d v er s \ I ‹c a I ion s I ra te g \ e s a r r \ ț k mo n i I a r \ n g \ n I e nd e d to mpTy hat the H as h d ex s i nve s I men I met h o d oTog y or thai i nve s r îng any of the pro \ o co 1s The Hashdex Nasdaq Crypto index ŁJS ERP T Fund”) cur rentl y holds the crypto assets Because the A mo re ex te is \ we di s c u s s io n o f z h e s e r \ s k s ap pe a rs i n T he R \ s k F - a c tø rs” sec I î o n o f the Pro s pe c u s.

Hashdex

For decades


Hashdex
index investing
has helped investors

Hashdex

gain exposure
to a broad set of

Hashdex

But can index investing apply to crypto?

Hashdex

is bigger

Hashdex

Smarter exposure to this asset class

Hashdex

goes beyond
a single asset.

Hashdex

The Hashdex Nasdaq Crypto Index US ETF

Hashdex

trading under

Hashdex

is design to offer diversified access

NCIQ

Nasdaq

Hashdex

to the dynamic,
ever evolving

NCIQ

Nasdaq

Hashdex

crypto
ecosystem

NCIQ

Nasdaq

Hashdex

NCIQ
currently offers

NCIQ

Nasdaq

Hashdex

market-cap weighted exposure

NCIQ

Nasdaq


Hashdex
to the crypto market
NCIQ
Nasdaq

Hashdex

benchmark

NCIQ

Nasdaq

Hashdex

methodology
focused on

NCIQ

Nasdaq

Hashdex

transparency,

NCIQ

Nasdaq

Hashdex

transparency,
eligibility, and

NCIQ

Nasdaq

Hashdex

important custody standards.

NCIQ

Nasdaq

Hashdex



0
2000
4000
NVIDIA
4261
Microsoft
3747
Apple
3337
Alphabet
2416
Amazon
2367
Meta/Facebook
1856
Broadcom
1362
Berkshire Hathaway
1054
Tesla
1032
JPMorgan Chase
801.2
2025
*USD billions
1989
1992
1995
1998
2001
2004
2007
2010
2013
2016
2019
2022
2025
Category
Energy
Technology
Financial Services
Industrials
Healthcare
Consumer Defensive
Communication Services
Consumer Cyclical


Hashdex
Management Fee
0.25%*
Send
Add Crypto
Exchange
NCIQ
Nasdaq

Hashdex

*The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, 2025. After December 31, 2025, a 0.50% Management Fee will apply. The Management Fee compensates the Sponsor for managing the Trust's business and affairs. Calculated daily based on the Trust's NAV, the fee accrues daily and is paid monthly in cash directly to the Sponsor. Brokerage and commission cost and other fees remain applicable. The issuer has filed a registration statement (including a Prospectus www.hashdex-etfs.com/NCIQ/prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.

The Fund, which is an ETP, is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

An investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program. It is designed only for persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment. There can be no assurance that the investment vehicles will achieve its investment objective or return any capital. No guarantee or representation is made that Hashdex's investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time. Nothing herein is intended to imply that the Hashdex s investment methodology or that investing any of the protocols or tokens listed in the Information may be considered "conservative," "safe," "risk free," or "risk averse."

The Hashdex Nasdaq Crypto Index US ETF ("Fund") currently holds the crypto assets. Because the Fund's investment objective is to track the price of the Nasdaq Crypto US Settlement Price™ Index (NCIUSS) ("Index") less expenses and liabilities of the Trust, changes in the price of the Shares may vary from changes in the spot price of crypto assets. An investment in the Fund involves significant risks and you could incur a partial or total loss of your investment in the Fund.

A more extensive discussion of these risks appears in the "Risk Factors" section of the Prospectus.

NCIQ

Nasdaq